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                                  EXHIBIT 99.2

CONTACT:                   JOSEPH MACNOW
                          (201) 587-1000



                                                            VORNADO REALTY TRUST
                                                          Park 80 West, Plaza II
                                                  Saddle Brook, New Jersey 07663



FOR IMMEDIATE RELEASE - SEPTEMBER 25, 1997

               SADDLE BROOK, NEW JERSEY.......VORNADO REALTY TRUST
(NYSE:VNO) today announced that it has acquired a 40% interest in New York City's Hotel Pennsylvania, which is strategically located on Seventh Avenue opposite Madison Square Garden. The property was acquired in a joint venture with Hotel Properties Limited and Planet Hollywood International, Inc. The venture intends to create a sports-themed hotel and entertainment complex.

              Under the joint venture agreement, Hotel Properties Limited and Planet Hollywood International, Inc. will have 40% and 20% interests, respectively. Hotel Properties Limited, a Singapore publicly listed company co-founded by Ong Beng Seng, has interests primarily in the retail, entertainment, lodging and leisure industries.

              The joint venture acquired the hotel for approximately $159 million, of which $120 million is newly-issued 5 year financing.

              The Hotel Pennsylvania contains approximately 800,000 square feet of hotel space with 1,700 rooms and 400,000 square feet of retail and office space. Vornado will manage the site's retail and office space, and Hotel Properties will manage the hotel.

              Vornado Realty Trust is a fully-integrated equity real estate investment trust.


              Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors and a change in retailer or consumer acceptance of products and services.


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